EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT



         AGREEMENT dated as of November 26, 1996 between Infosafe Systems, Inc., a Delaware corporation (the "Company") and Arthur R. Medici (the "Employee").

         WHEREAS, the Company desires to engage the services of the Employee, and the Employee desires to provide such services to the Company, on the terms set forth in this Agreement;


         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


         1.       EMPLOYMENT AND DUTIES.

                  (a) The Company hereby employs the Employee, and the Employee accepts employment with the Company, to serve as President and Chief Executive Officer. Employee will report to the Board of Directors and the performance of his duties shall be subject to the direction and control of the Board of Directors of the Company.

                  (b) The Employee hereby agrees to perform such duties, to fulfill such responsibilities and to serve the Company faithfully, industriously and to the best of his ability, subject to the direction and control of the Company's Board of Directors, and to devote his best efforts and full working time and attention to advancing the interests of the Company. During the period of Employee's employment with the Company, Employee shall not directly or indirectly own any interest in any company, business or enterprise, which engages in business activities competitive with any business activities of the Company, except that Employee may have a direct or indirect ownership interest of (x) up to 2% of any class of equity securities in any business organization which has a class of publicly traded securities, (y) debt securities of any such business organization and (z) the Company.

                  (c) The Company agrees to cause Employee to be elected as a director of the Company at the next regularly scheduled meeting of the Board of Directors and thereafter to cause Employee to be nominated as a director and included on the Board of Directors' slate of directors submitted to the shareholders at

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the Company's annual meeting of shareholders.  Employee agrees to serve as director, if so elected.

         2.       TERM; TERMINATION.

                  (a) Except in the case of earlier termination as hereinafter specifically provided in Sections 4 or 5, this Agreement shall be effective as of the date hereof, and the term hereof shall continue until November 25, 1999 subject to extension in accordance with the next sentence (the "Term").

         3.       COMPENSATION; EXPENSES; BENEFITS.

                  (a) As compensation for his services hereunder, the Company shall pay the Employee a base salary, payable in equal monthly or more frequent installments and at such times during the month as is customary for the Company with respect to its senior officers, at a rate of (i) $175,000 per year through July 31, 1997, (ii) $200,000 per year through July 31, 1998, and (iii) $225,000 per year through November 25, 1999. Such salary shall continue to be paid, regardless of illness or incapacity of the Employee, until this Agreement is terminated. Such salary shall be pro rated to the extent that Employee is employed for less than a full year ending July 31.

                  (b) As additional compensation, the Company shall pay to Employee a bonus payable within 45 days after the end of the applicable period set forth below based on the "Net Profits" (as defined below) of the Company during the applicable period or if the Company's audited financial statements for such period have not yet been completed by such date, within 10 days after the completion of the Company's audited financial statements, as follows:


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PERIOD                        NET PROFITS                          BONUS
-----------------------------------------------------------------------------
12 months ended 12/31/97     greater than or equal               $25,000
                             to $1,000,000 and less
                             than $2,000,000
                             greater than or equal               $50,000
                             to $2,000,000 and less
                             than $4,000,000
                             greater than or equal              $100,000
                             to $4,000,000

12 months ended 7/31/98      greater than or equal               $50,000
                             to $2,000,000 and less
                             than $4,000,000
                             greater than or equal              $100,000
                             to $4,000,000 and less
                             than $8,000,000
                             greater than or equal              $250,000
                             to $8,000,000


         (c) (i) As additional compensation, Employee shall also be entitled to a long-term incentive accrual if the Net Profits for any fiscal year set forth in the table below are met for such fiscal year, as follows:


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FISCAL YEAR      NET PROFITS          ACCRUAL ($)              ACCRUAL
                                                              (SHARES OF
                                                             COMMON STOCK)
                                                             # OF SHARES)
------------------------------------------------------------------------------

   1997          greater than           $50,000
                 or equal to
                 $1,000,000 and
                 less than
                 $2,000,000
------------------------------------------------------------------------------
                 greater than           $50,000                 5000
                 or equal to
                 $2,000,000
------------------------------------------------------------------------------
   1998          greater than          $100,000
                 or equal to
                 $4,00,000 and
                 less than
                 $8,000,000
------------------------------------------------------------------------------
                 greater than          $100,000                 10,000
                 or equal to
                 $8,000,000
------------------------------------------------------------------------------
   1999          greater than          $200,000
                 or equal to
                 $8,000,000 and
                 less than
                 $16,000,000
------------------------------------------------------------------------------
                 greater than          $200,000                  20,000
                 or equal to
                 $16,000,000
------------------------------------------------------------------------------
   2000          greater than          $350,000
                 or equal to
                 $15,000,000
                 and less than
                 $30,000,000
------------------------------------------------------------------------------
                 greater than          $350,000                   35,000
                 or equal to
                 $30,000,000

By way of illustration, if the maximum targets for each year are met, Employee will accrue an aggregate of $700,000 in cash and 70,000 shares.


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         The number of shares set forth in the table above shall be adjusted for any stock split, stock dividend, combination, subdivision, reclassification, recapitalization or similar event.

         (ii) The Company shall pay to the Employee the long-term incentive accrual and issue any Common Stock earned pursuant to the long-term incentive accrual on July 31, 2000, except that with respect to the year ended July 31, 2000, the long-term incentive accrual for such year shall be payable, and the shares shall be distributed, within 10 days after the completion of the Company's audited financial statements for such year. The Employee's right to receive the long-term incentive compensation earned prior to the date of termination of the Employment Agreement shall not be affected by the termination of this Employment Agreement prior to the date such payment is due.

         (d) On the date hereof, the Company shall grant to Employee an option pursuant to the Company's stock option plan to purchase 350,000 shares of Common Stock at an exercise price of $4.062 per share, representing the fair market value of the Common Stock on the close of business on the day preceding the date hereof, one-third of which shall be immediately vested, one-third of which shall vest at the end of any fiscal year in which the Company's Net Profits shall equal $1,000,000 for the fiscal year and one-third of which shall vest at the end of any fiscal year in which the Company's Net Profits exceed $1,000,000, provided, in each case, that Employee is employed by the Company on the last day of the applicable fiscal year. The option shall be exercisable for a ten-year term and shall only be exercisable during Employee's employment with the Company or for such period after termination of Employee's employment hereunder as is set forth in the Company's stock option plan. In addition, the Company shall issue to Employee effective on the date hereof, 70,000 shares of Class B Common Stock, 135,000 share of Class E-1 Common Stock and 135,000 shares of Class E-2 Common Stock. The Class B and Class E Common Stock shall not be transferable by Employee and shall be cancelled if Employee's employment with the Company terminates for any reason prior to August 1, 1999.

         (e) "Net Profits" shall mean net income of the Company, on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles ("GAAP"), as reflected in the Company's audited financial statements, subject to the following adjustments: (i)there shall be excluded any expense relating to the release from escrow or the release of any restrictions relating to the Series B, E-1 or E-2 Common Stock; (ii) there shall be excluded any expense relating to the shares of Common Stock issuable on exercise of options granted pursuant to Section 3(d) hereof; and (iii) there shall be included as an expense in

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any fiscal year any accrual for payment of bonus and/or long-term incentive compensation of Employee for the such fiscal year.

         (f) In the event that the Company shall issue equity securities in a public or private placement or shall acquire or dispose of a business outside of the ordinary course of business, and, in the reasonable judgment of the Board of Directors, such transaction would have a material effect on the likelihood of the Company's achievement of the Net Profits targets set forth in Sections 3(b),
(c) or (d), the Board of Directors, after consultation with Employee, shall adjust the Net Profits targets to the extent deemed necessary, in the judgment of the Board of Directors, to take into account the anticipated impact of such transaction on the Company's Net Profits.

         (g) The parties acknowledge that the Company is considering a possible move of its corporate offices to Virginia. For a one year period following the date hereof, the Company agrees to reimburse Employee for travel expenses, including meals, transportation and lodging, in connection with his travel to the Company's office in New York while the Company's offices are located in New York and he resides in Virginia, up to a maximum of $40,000. Employee's claims therefor shall be supported by the documentation required by the Company in accordance with its usual practice.

         (h) The Employee shall be entitled to participate in all retirement, life insurance, medical insurance, disability insurance, savings, and other employee benefit plans which are generally made available by the Company to executive employees, to the extent Employee qualifies under the eligibility provisions of such plan or plans. Anything herein to the contrary notwithstanding, except as set forth in Section 3(d), the grant of stock options to Employee shall be in the sole discretion of the Company's Board of Directors or a committee thereof and nothing herein shall be deemed to obligate the Company to grant any stock options to the Employee.

         (i) The Employee shall be entitled to reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties hereunder provided that his claims therefor are supported by the documentation required by the Company in accordance with its usual practice.

         4. PERMANENT DISABILITY. For purposes of this Agreement, "Permanent Disability" shall mean that Employee is not able to perform substantially all of his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of four (4) months or (ii) for a period of at least 180 days in any 12-month period.

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The date of such Permanent Disability shall be the last day of such four month period or the 180th day in such 12-month period. In the event of the Permanent Disability of Employee during the Term of Employment, the Company shall, upon written notice to the Employee, have the right to terminate the Employee's employment hereunder. Upon such termination, the Company shall have no further obligations hereunder, except for payment in full of the Employee's salary through the date of termination and payment of any bonus which has accrued for any fiscal year ended prior to the date of termination.

         5. DEATH. In the event of the death of the Employee during the Term, this Agreement shall automatically terminate, and the Company shall have no further obligations hereunder, except for payment in full of Employee's salary through the date of death and payment of any bonus which has accrued for any fiscal year ended prior to the date of termination.

         6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EMPLOYEE. The Employee represents, warrants and covenants to and with the Company that he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, and that he is not subject to any order, judgment or decree of any court or governmental agency, which would, in any way, restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

         7.       INTELLECTUAL PROPERTY.

                  (a) The Employee hereby assigns to the Company all of his right, title and interest in and to all inventions, discoveries, improvements, ideas, formulas, systems and related documentation and other works of authorship (hereinafter referred to as "Intellectual Property"), whether or not patentable, copyrightable or entitled to or eligible for other forms of protection, which during the term of the Employee's employment by the Company the Employee may create, develop, write or conceive, whether during or outside of regular working hours on the Company's premises, either alone or together with others (including others not employed by the Company or any subsidiary or affiliate of the Company), in whole or in part, either (i) in the course of such employment, (ii) relating to the business or research and development efforts of the Company or any of its subsidiaries or (iii) with the use of the time, materials, private or proprietary information or facilities of the Company or any of its subsidiaries.

                  (b) The Employee further agrees, without charge to the Company, but at the Company's expense, (i) to disclose promptly to the Company all such Intellectual Property, (2) at the Company's request, to execute and deliver promptly a specific

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assignment to the Company of any right, title and interest to such Intellectual
Property, including proprietary rights arising from patent applications, and
(iii) to take promptly any other action that may be reasonably necessary on the part of the Employee to enable the Company to obtain patents, copyrights or other forms of protection for such Intellectual Property in the United States and other countries.

         8.       COVENANTS.

                  (a) (i) "Business" shall mean (A) the design, development and marketing of systems for securing, controlling, metering and auditing electronic products, documents and programs, for use in stand-alone applications, corporate networks and open networks such as the Internet and (B) any other line of business then engaged in by the Company.

                     (ii) "Competing Enterprise" shall mean any person, firm or corporation that is engaged, directly or indirectly, in the Business or any business which directly or indirectly competes with the Business.

                     (iii) "Territory" shall mean any state or foreign country in which (i) a facility of the Company is located, (ii) the Company is engaged in business, including marketing or selling services or products, at the time of termination of employment, or (iii) where Employee knows the Company intends to carry on business in such area by expansion of its activities within one year following termination.

                  (b) The Employee shall not, during the term of his employment or at any time thereafter, directly or indirectly, publish or disclose to any person, firm or corporation or other entity, whether or not a competitor of the Company, any Protected Information. As used in this Agreement, the term "Protected Information" shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, identities and habits of customers and prospective customers, suppliers, business relationships, products and services (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; PROVIDED, HOWEVER, that Protected Information shall not include information that is or that shall become generally known to the public or the trade without violation of this Section 8.

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                  (c) Employee agrees that during the Term and for a period of two years thereafter, he will not, on behalf of himself or others, directly or indirectly, solicit, divert or induce customers of the Company to which the Company currently or hereafter provides services or sells products, to terminate their arrangements with the Company or a successor, or obtain similar services or products, from any other person, or do business with such customers in any manner which directly or indirectly competes with the Company.

                  (d) The Employee agrees that during the Term and for a period of two years thereafter, he shall not, on behalf of himself or others, directly or indirectly, solicit, encourage or induce any person who at any time within one year prior to the Employee's termination of employment shall have been an employee or independent contractor of the Company to become employed by or associated with any person, firm or corporation other than the Company or employ any such person, and the Employee shall not approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

                  (e) The Employee agrees that during the Term of Employment and for a period of two years thereafter, the Employee shall not, directly or indirectly, within the Territory, engage or participate in, or become employed by, or act as an agent or principal of, or render advisory or other services to or for, any Competing Enterprise.

                  (f) The Employee acknowledges that the provisions of this
Section 8 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such covenants.

                  9.       TERMINATION.

                  (a) Employee's employment hereunder may be terminated without Cause (as defined below) on 30 days written notice.

                  (b) If Employee's employment is terminated by the Company without Cause or by Employee for Justifiable Cause (as defined below) during the Term, the Company shall continue to pay to Employee the Employee's salary for a one year period following the date of termination.

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                  (c) The Company shall have the right to terminate the
Employee's employment under this Agreement for Cause prior to the expiration of the Term by written notice to the Employee.

                  (d) For purposes of this Agreement, "Cause" shall mean:

                           (i)        if an Employee is convicted of a crime
         (A) which is predicated on either fraud or embezzlement,
         (B) involving moral turpitude or (C) which constitutes a felony; or

                           (ii) an act of fraud or material dishonesty against, or in connection with, the services rendered for, the Company; or

                           (iii) willful failure by Employee to perform his duties and fulfill his obligations to the Company; or

                           (iv) willful misconduct or gross negligence in the performance of Employee's duties and fulfillment of his obligations to the Company; or

                           (v)        a material breach by Employee of any
material provisions of this Agreement; or

                           (vi) breach by the Employee in any material respect of any of the provisions of Section 8.

         Notwithstanding the foregoing, if the ground of the Company's termination of the Employee's employment for Cause is as described in subparagraphs (ii), (iii), (iv) or (v) above and can be effectively cured by the Employee, the termination shall not be effective unless Company gives Employee 30 days prior written notice specifying the ground for termination and Employee fails to cure such ground for termination within such time period.

                  (e) "Justifiable Cause" shall mean any of the following:

                           (i) a meaningful and detrimental change in
Employee's position as President and Chief Executive Officer of the Company; or

                           (ii) a reduction in the Employee's annual base
salary as set forth in Section 3(a) hereof; or

                           (iii) a termination of Employee's employment
hereunder which is not affected pursuant to the terms of this Agreement; or


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                           (iv) a material breach by the Company of any of
material provision of this Agreement which is not cured within 30 days after written notice thereof specifying the grounds for termination.

         10.      MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York applicable to agreements made and to be performed in that state.

                  (b) NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or three business days after mailing by U.S. registered mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

                  If to the Employee:

                  10104 High Hill Court
                  Great Falls, Virginia 22066

                  with a copy to:

                  If to the Company:

                  Infosafe Systems, Inc.
                  342 Madison Avenue - 6th Floor
                  New York, New York 10173


                  with a copy to:

                  Bachner, Tally, Polevoy & Misher
                  380 Madison Avenue
                  New York, New York  10017
                  Attention:  Steven A. Fishman, Esq.

                  (c) ENTIRE AGREEMENT; AMENDMENT. This Agreement, when it becomes effective, shall supersede all existing agreements between the Employee and the Company relating to the terms of his employment. It may not be amended except by a written agreement signed by both parties.

                  (d) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.


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                  (e) ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee, and shall be assignable by the Company to any corporation resulting from the reorganization, merger or consolidation of the Company with any other corporation or any corporation to which the Company may sell all or substantially all of its assets.


                                      INFOSAFE SYSTEMS, INC.



                                      By:   /S/ THOMAS H. LIPSCOMB
                                            ----------------------


                                       /S/ ARTHUR R. MEDICI
                                       ----------------------------
                                            Arthur R. Medici






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